Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Ondas Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 stated value	Other	2,000,000	$1.37	$2,740,000	0.00014760	$404.42
		Total Offering Amounts				$2,740,000		$404.42
		Total Fees Previously Paid						$–
		Total Fee Offsets						$–
		Net Fee Due						$404.42

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock, as may be issuable under Ondas Holdings Inc. 2021 Stock Incentive Plan, as amended (the “Plan”), that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of outstanding shares of Common Stock.

(2)	Represents additional shares of common stock, par value $0.0001 (the “Common Stock”), of Ondas Holdings Inc. issuable under the Plan.

(3)	Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share, maximum aggregate offering price and registration fee are based on a price of $1.37 per share of Common Stock, which price is an average of the high and low sales prices of the Common Stock as reported on the Nasdaq Stock Market on February 1, 2024.